Exhibit 10.1

REIMBURSEMENT AGREEMENT
This Reimbursement Agreement (this “Reimbursement Agreement”) between NorthStar Realty Europe Corp., a Maryland corporation (“NRE”), and CNI NRE Advisors, LLC, a Delaware limited liability company (the “Asset Manager”), as successor to NSAM J-NRE Ltd, a Jersey limited company (the “Original Asset Manager”), to that certain Asset Management Agreement, dated as of October 31, 2015, by and between NRE and the Original Asset Manager (the “Asset Management Agreement”), is dated as of June 30, 2017.
WHEREAS, all terms used but not otherwise defined herein shall have the meanings assigned to them in the Asset Management Agreement.
WHEREAS, the parties have entered into this Reimbursement Agreement to establish the agreement of the parties as to the reimbursement obligations of NRE in connection with severance payable by Asset Manager or its Affiliated Entities in connection with a termination under certain circumstances of the employment of Mahbod Nia, the Chief Executive Officer of NRE (the “Executive”) with Colony NorthStar UK, Ltd. (“Employer”).
NOW THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereby agree as follows:

1.
Reimbursement Obligations. In lieu of any reimbursement obligations otherwise payable with respect to Executive pursuant to Section 3(c)(ii) of the Asset Management Agreement, NRE shall pay or directly reimburse Asset Manager for 50% of any cash payments made by the Asset Manager or its Affiliated Entities in connection with the termination of Executive’s employment with Employer either without Cause (as defined in the Employment Agreement), for Good Reason (as defined in the Employment Agreement), or as a result of Employer electing not to renew the Employment Agreement at the expiration of its term. For purposes hereof, Employment Agreement means the Amended and Restated Employment Agreement dated as of the date hereof by and between Executive and Employer. Notwithstanding the foregoing, NRE shall not be responsible for the reimbursement of any cash payments pursuant to this provision if (i) (a) Executive’s employment is terminated without Cause, (b) Executive is removed as CEO of NRE or the Asset Manager or Employer takes an action with the intent to create Good Reason, or (c) Employer elects not to renew the Employment Agreement at the expiration of its term, and (ii) NRE’s board of directors has not consented to the taking of such action.. Any cash payments reimbursable pursuant to this Reimbursement Agreement shall be directly payable by NRE upon notice by the Asset Manager or its Affiliated Entities and any such reimbursement will be paid in the manner described in Section 3(c)(ii) of the Asset Management Agreement.

2.	Termination. This Reimbursement Agreement will terminate upon the termination of the Asset Management Agreement, unless earlier terminated by the parties.

3.
Entire Agreement; Governing Law. This Reimbursement Agreement and the Asset Management Agreement contain the entire agreement of the parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof. This Reimbursement Agreement shall be construed in accordance with the laws of the State of New York.

4.
Applicability of Asset Management Agreement Provisions. The provisions of Section 16 (Assignment), Section 20 (Confidentiality), Section 22 (Notices), Section 23 (Amendments), Section 25 (Severability), Section 26 (Force Majeure), Section 27 (Waiver), Section 28 (Counterparts), Section 29 (Headings), Section 30 (Binding Effect; Benefit); Section 31

(Miscellaneous), Section 32 (Arbitration) and Section 33 (Submission to Jurisdiction; Consent to Service of Process) of the Asset Management Agreement shall apply to this Reimbursement Agreement to the same extent such provisions apply to the Asset Management Agreement.
[Signature Page Follows.]

IN WITNESS WHEREOF, the parties have caused this Reimbursement Agreement to be executed by their duly authorized officers as of the day and year first written above.

NORTHSTAR REALTY EUROPE CORP.
By:	/s/ Keith Feldman
	Name:	Keith Feldman
	Title:	Chief Financial Officer

CNI NRE ADVISORS, LLC
By:	/s/ Mark M. Hedstrom
	Name:	Mark M. Hedstrom
	Title:	V.P.

[Signature Page to Reimbursement Agreement]